EXHIBIT 99.1

Contact:
Tara Spiess
Director, Corporate Communications
& Investor Relations
(908) 286-3980

         Genta to Acquire Salus Therapeutics, Inc., Expanding Leadership
                       Position in DNA/RNA-Based Medicines

       Acquisition Extends Oncology Drug Discovery Program and Strengthens
            Platform in Antisense, RNAi, and Oligo Delivery Platforms

Berkeley Heights, NJ - August 14, 2003- Genta Incorporated (Nasdaq: GNTA) announced today that the company has entered into an agreement to acquire Salus Therapeutics, Inc., a company that specializes in the identification and development of drugs that are based on DNA or RNA, including antisense, small interfering RNAs (siRNA), and delivery systems for DNA/RNA-based drugs. Salus is a privately held company located in Salt Lake City, Utah. Upon closing, Genta will issue approximately $13 million in Genta stock to Salus shareholders as an upfront payment. Contingent upon the achievement of certain preclinical and clinical milestones, an additional $17 million dollars may be paid in stock or cash at Genta's option. The purchase of Salus by Genta has been approved by the Boards of Directors of both companies and by a majority of the Salus stockholders. The acquisition is expected to close within the current fiscal quarter. In a separate transaction, Genta also announced that it had acquired a non-exclusive license to a broad patent covering siRNA from the Carnegie Institution of Washington. Senior management from Genta will discuss this acquisition on a conference call and webcast beginning at 8:30 a.m. EST on Friday August 15, 2003.

The focus of the research and development program at Salus has been in three critical areas. First, Salus has developed a proprietary screening system that rapidly identifies "hot spots" - or key target areas in messenger RNA - that can be attacked using both antisense and RNAi. Second, the company has developed methods of using single-stranded small interfering RNA and micro-RNA molecules to knockdown gene expression in target cells. "RNA interference" has rapidly emerged as one of the most potent oligonucleotide-based techniques for gene profiling and highly targeted therapeutics. Lastly, Salus has developed a proprietary delivery platform that has been shown to improve the pharmaceutical properties of oligonucleotides.

"DNA and RNA based therapies are poised to make an enormous contribution to human health, and we are committed to developing the next generation of these drugs for cancer patients," stated Dr. Raymond P. Warrell, Jr., Genta's Chief Executive Officer. "The Salus acquisition complements our current strengths, creates important new opportunities, and provides Genta with valuable tools and personnel. Salus has developed robust drug discovery platforms for antisense and siRNA drugs that are immediately applicable to our core interests."

"Genta has established itself as the dominant player in the application of oligonucleotide-based therapeutics," commented Richard Koehn, Chief Executive Officer of Salus. "We are excited to join the Genta team and believe that they are best positioned to effectively and expeditiously translate our development programs into the next important clinical advances."
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About Salus Therapeutics

Salus Therapeutics was founded in 1999 with seed funding provided by Utah Ventures and vSpring Capital. Salus currently leases approximately 11,000 sq. ft. of laboratory space in the University of Utah Research Park. The company is focused in three core areas of research, as follows:

      OptiSense(TM) Oligonucleotide Target Identification Technology:
      OptiSense(TM) is a novel, patented, cell-based discovery process that enables a systematic identification of drug candidates for any gene of interest. Optisense enzymatically generates a library of oligonucleotides that cover all possible overlapping cDNA fragments to a specified gene. Once generated, optimized oligos are mapped back to the gene sequence, which yields a map of "hot spots" - locations within the gene sequence that are maximally susceptible to inhibition by complementary DNA or RNA-based drugs.

      RNAi Therapeutics: Salus has employed a proprietary siRNA approach that operates via RNA interference to knock down mRNA of targeted genes. RNAi drugs incorporate specific antisense sequences that have been discovered using OptiSense(TM) screening and are then structurally modified to improved stability. These stable RNA structures have been tested against several anticancer drug targets.

      PolyBus(TM) Polymeric Drug Delivery Technology: Salus has produced a variety of patented carriers for nucleic acid-based drugs. These polymers are both biocompatible and non-toxic, and they allow direct complexing of drug and carrier to maximize intracellular delivery. The polymers can be "tuned" to achieve specific controlled release of most chemistries, including antisense, decoys, and siRNA.

About the RNAi Patents

The RNAi patents derive from work first reported by Andrew Fire, Craig Mello and colleagues at the Carnegie Institution of Washington and The University of Massachusetts (see link: http://www.nature.com/cgi-taf/DynaPage.taf?file=/ nature/journal/v391/n6669/abs/391806a0_fs.html.) As the seminal description of RNA interference, these patents are considered fundamental to the field, as they broadly cover processes for introducing RNA into cells to control gene expression.


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Conference Call and Webcast Information

The webcast can be accessed at:
http://invite.Mshow.com/signon.asp?Cobrand=100&usertype=0&ShowNum=123973

We suggest that you login to the webcast at least 30 minutes prior to the start of the call as there may be software you are required to download to view the slide presentation.

The audio only portion of the conference call can be accessed at:

If you are within the US or Canada call: (888) 529-1867
The conference code is: 2263367

If you are International call: (706) 643-1282
The conference code is: 2263367

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company's research platform is anchored by two major programs that center on DNA/RNA-based medicines and small molecules. Genasense(TM) (oblimersen sodium) is the Company's lead compound from its DNA/RNA Medicines program and is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta's small molecule program is Ganite(TM) (gallium nitrate injection), which the Company intends to market for the treatment of cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: WWW.GENTA.COM.

This press release and the conference call and webcast to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2002.


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